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                                                                    EXHIBIT 7(B)




                                 JOHN C. MALONE
                                 [Home Address]



                                                                   June 16, 1997



Donne F. Fisher
Daniel L. Ritchie,
  as Personal Representatives
  of the Estate of Bob Magness
  Deceased
c/o Holme Roberts & Owen LLP
1700 Lincoln Street
Denver, Colorado 80203

Gentlemen:

                 I understand that the Estate of Bob Magness, Deceased (the "Estate"), is proposing to enter into (i) a Stock Purchase Agreement, to be dated the date hereof (the "Merrill Agreement"), with Merrill Lynch, Pierce, Fenner, & Smith Incorporated ("Merrill") and (ii) a Stock Purchase Agreement, to be dated the date hereof (the "Lehman Agreement"), with LB I Group Inc. ("Lehman"). Pursuant and subject to the terms of the Merrill Agreement and the Lehman Agreement, you propose to sell, on behalf and for the benefit of the Estate, an aggregate of 32,068,589 shares of Tele-Communications, Inc. Series A TCI Group Common Stock ("Series A TCI Group Stock") to Merrill and Lehman. I further understand that 30,545,864 of the aggregate number of shares of Series A TCI Group Stock to be delivered under the Merrill Agreement and the Lehman Agreement will be obtained pursuant to the terms of an Exchange Agreement, to be dated the date hereof, between the Estate and Tele-Communications, Inc. ("TCI"). Under the Exchange Agreement, 30,545,864 shares of Tele-Communications, Inc. Series B TCI Group Common Stock ("Series B TCI Group Stock") owned by the Estate will be exchanged with TCI for an equal number of newly issued shares of Series A TCI Group Stock (the "Exchange").

                 I hereby waive any and all rights that I have with respect to the foregoing transactions, including the Exchange, under that certain letter agreement, dated June 17, 1988, among Bob Magness, Kearns-Tribune Corporation and me.
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                 In the event the Exchange Agreement is terminated prior to consummation of the transactions contemplated thereby, this letter shall become void and of no force or effect.

                                          Very truly yours,


                                          /s/ John C. Malone
                                          ----------------------------------
                                          John C. Malone